UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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INTERNAP NETWORK SERVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[INTERNAP LOGO]

June 5, 2003

Dear Fellow Shareholder:

Recently we mailed to you proxy materials concerning the Annual Meeting of Stockholders of Internap Network Services Corporation to be held on June 17, 2003.

A number of important matters will be voted upon at this year’s meeting, including changes to our certificate of incorporation intended to result in an increase in stockholders’ equity, enlargement of our board of directors and permitting our preferred shareholders to act by written consent in lieu of a meeting. We urge you to vote FOR those proposals and each of the other proposals described in your proxy materials.

Your vote is important, no matter how many or how few shares you may own.

Please take the time to vote your shares electronically – either over the telephone or via the Internet – to ensure that your vote counts. The enclosed proxy voting card contains detailed instructions on how to vote using the telephone or using the Internet.

Should you have any questions regarding the matters to be voted on, please call our investor relations department at 404-302-9846. Should you prefer to vote via facsimile, please sign, date and return the enclosed proxy card to 404-302-9907.

Thank you for your support.

/s/ Gregory A. Peters

Gregory A. Peters

President and Chief Executive Officer